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                                                                    Exhibit 10.7





                                                     August 17, 1999




Mr. John Katzman
Chairman
The Princeton Review, Inc.
2315 Broadway
New York, NY  10024

Dear John,

We are pleased to advise you that based upon your annual financial statements for the fiscal year 1998, The Chase Manhattan Bank (the "Bank") has approved your request for a line of credit in the aggregate amount of $1,500,000. Our officers may, at their discretion, make short term loans to The Princeton Review Operations, LLC on such terms as are mutually agreed upon between us from time to time.

Borrowings under this line are intended to be used to meet your normal short term working capital needs and will bear interest at such a rate as shall be mutually agreed upon by each of us from time to time.

All loans under this line of credit are subject to the requirement that for 30 consecutive days prior to the expiration hereof there shall be no loans outstanding.

This line will carry an annual administrative fee of $15,000 payable semi-annually. As this line is not a commitment, credit availability is, in addition, subject to your execution and delivery of such documentation as the Bank deems appropriate and the receipt and continuing satisfaction with the current financial information (including without limitation audited annual and unaudited quarterly financial statements, promptly prepared and received), which information will be furnished to the Bank as it may from time to time reasonably request, and continuing satisfaction with your financial condition, business affairs and prospects. This line expires on June 30, 2000.

We are pleased to be of service and trust you will call upon us to assist in any of your banking requirements.

                                         Very truly yours,
                                         /s/ Walter P. Drury



WPD/bm


cc:  Steve Melvin
     Chief Financial Officer